                           SPECIAL POWER OF ATTORNEY

  THIS SPECIAL POWER OF ATTORNEY (this "POA") is executed by Patrick Grady
("Grady") as of February 17, 2017.

  1.    Grady hereby appoints each of Chris Cooper, Marie Klemchuk and
Jung Yeon Son (each acting independently and without any requirement of joint action) as Grady's attorney-in-fact to execute and deliver, in Grady's name and on his behalf, any form, instrument, agreement or other document reasonably expected to be delivered to, or filed with, the U.S. Securities and Exchange
Commission, but only to the extent that, in each case, Grady has confirmed his approval of such form, instrument, agreement or other document in writing.

  2.    This POA shall shall not expire, but shall be revocable on a prospective basis, in whole or in part, upon notice by Grady to the applicable attorney(ies)-in-fact.

  Executed by Grady as of the date first above written:

  /s/ Patrick Grady
  -----------------
  Patrick Grady